Exhibit 99.1

Date:	March 3, 2006
Contact:	Steve Wells, Los Alamos National Bank President, 505-662-5171

For Immediate Release

Trinity Capital Corporation Director George A. Cowan

Will Not Stand for Re-Election to Board

                LOS ALAMOS, N.M., March 3, 2006— Trinity Capital Corporation (“Trinity”), the holding company for Los Alamos National Bank (“LANB”), Title Guaranty & Insurance Company and TCC Appraisal Services Corporation, announced that founding Director George A. Cowan has informed the Company that he does not intend to stand for re-election to the Board of Directors at the upcoming Annual Meeting of Shareholders.

Mr. Enloe, Chief Executive Officer, stated that Dr. Cowan has been an integral part of Los Alamos National Bank since its inception in 1963. Mr. Enloe is pleased that Dr. Cowan has agreed to remain a Director Emeritus on the Board of Directors of Trinity Capital Corporation and Los Alamos National Bank.

Dr. Cowan, 86, has served as a director of Los Alamos National Bank since it began in 1963 and served as Chairman of the Board for thirty years, from 1965 to 1995. In 1996, Los Alamos National Bank dedicated the “Tri-Scension” sculpture placed in front of the Company’s corporate office to Dr. Cowan as an acknowledgement of his efforts and tremendous contributions to the Company. Dr. Cowan chose this sculpture, stating that “it reminds me of an anchor, and it represents the sort of bank we are — sturdy and strong.” The Tri-Scension sculpture has become, in more recent years, the foundation for the Company’s logo as well.

Dr. Cowan has been a valuable member of the Board of Directors in part due to his intellect as well as the breadth of his interests and participation in the community. For 39 years George A. Cowan worked at Los Alamos National Laboratory (the “Laboratory”). He began his career at the Laboratory by working on the Manhattan Project and continuing to serve as director of chemistry, associate director of research, and senior laboratory fellow. He also served as a member of the White House Science Council under President Reagan from 1982 to 1985. Dr. Cowan has received numerous scientific awards, including the New Mexico Academy of Science Distinguished Scientist Award, the Robert H. Goddard Award, and the E.O. Lawrence Award, the Los Alamos National Laboratory Medal and the Enrico Fermi Prize for “a lifetime of exceptional achievement in the development and use of energy.”

Although known as one of the world’s experts on nuclear weapons diagnostics, Dr. Cowan has always been active in other business and philanthropic endeavors. In addition to being one of the founders of Los Alamos National Bank, he created the Santa Fe Institute in 1983 and The Delle Foundation in 2004. Both support scientific research on a wide variety of areas, including the physiology of the human brain, early childhood development, and environmental research. He also served on the Board of Directors for the Regents of New Mexico Institute of Technology, the Los Alamos Medical Center, the Santa Fe Opera, the Santa Fe Opera Foundation, and the National Center for Genome Resources, and served as chair of the Los Alamos Concert Association and the Los Alamos Public Utilities Board. In recognition of Dr. Cowan’s dedication to the community, he was named a Living Treasure in 2003.

Dr. Cowan’s term will expire on May 11, 2006 at the Company’s Annual Meeting of Shareholders. The Company has no immediate plans to fill the vacated board seat. Dr. Cowan’s decision is not based on any disagreement with management or the Board.

Trinity is a bank holding company with $1.244 billion in total assets and has 263 employees.  LANB is currently in its 43rd year of operation, and offers financial services at its main office in Los Alamos, an office in White Rock and two offices in Santa Fe as well as loan services at its loan production office in Albuquerque.  LANB also operates a network of 29 automatic teller machines throughout northern New Mexico.  Title Guaranty & Insurance Company offers its services from its offices in Los Alamos and Santa Fe. TCC Appraisal Services Corporation provides residential real estate appraisals in Los Alamos County.

This document contains, and future oral and written statements of Trinity and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Trinity. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Trinity’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Trinity undertakes no obligation to update any statement in light of new information or future events.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Trinity and its business, including additional factors that could materially affect Trinity’s financial results, is included in Trinity’s filings with the Securities and Exchange Commission.